Exhibit 23(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wellman, Inc. Retirement Plan of our reports (a) dated February 14, 2000, with respect to the consolidated financial statements and schedules of Wellman, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, and (b) dated May 7, 1999, with respect to the financial statements and schedules of the Wellman, Inc. Retirement Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1998, both filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Charlotte, North Carolina

June 7, 2000